Exhibit 99.1

Shea Homes Reports Second Quarter 2013 Results

Walnut, Calif., July 31, 2013

Shea Homes, one of America’s largest private homebuilders, today reported results for the second quarter ended June 30, 2013.

Three Months Ended 6/30/13 Highlights and Comparisons to Three Months Ended 6/30/12

•	Net income (loss) attributable to Shea Homes was $19.5 million for the 2013 second quarter compared to $(12.1) million

•	Home sales orders were 514 compared to 587, a 12% decrease

•	Active selling communities averaged 54 and 63 in the second quarter of 2013 and 2012, respectively

•	Home sales per community were 9.5 homes, or 3.2 per month, for the 2013 second quarter compared to 9.3 homes, or 3.1 per month, in 2012, a 2% increase

•	Cancellation rate was 12% compared to 14%

•	Backlog units at June 30, 2013 were 1,182 compared to 1,002 at June 30, 2012, an 18% increase

•	Backlog sales value was $564.3 million at June 30, 2013 compared to $392.5 million at June 30, 2012, a 44% increase

•	The average selling price in backlog was $477,000 at June 30, 2013 compared to $392,000 at June 30, 2012, a 22% increase

•	Total revenues were $217.3 million compared to $132.5 million, a 64% increase

•	House revenues were $212.4 million* compared to $127.1 million*, a 67% increase

•	Homes closed were 460 compared to 307, a 50% increase

•	Average selling price of homes closed was $462,000 compared to $414,000, a 12% increase

•	Gross margin was 22.3% compared to 18.5%

•	House gross margin was 22.5%* compared to 19.5%*

•	SG&A expense was $26.9 million (12.4% of revenues) compared to $21.8 million (16.4% of revenues)

•	Adjusted EBITDA was $38.0 million* compared to $23.3 million*

•	Cash and restricted cash at June 30, 2013 were $160.3 million compared to $292.8 million at December 31, 2012

Six Months Ended 6/30/13 Highlights and Comparisons to Six Months Ended 6/30/12

•	Net income (loss) attributable to Shea Homes was $26.4 million for the 2013 six months compared to $(12.5) million

•	Home sales orders were 1,033 compared to 1,086, a 5% decrease

•	Active selling communities averaged 56 and 67 for the six months of 2013 and 2012, respectively

•	Home sales per community were 18.4 homes, or 3.1 per month, in the first six months of 2013 compared to 16.2 homes, or 2.7 per month, in the first six months of 2012, a 14% increase

•	Cancellation rate was 13% compared to 14%

•	Total revenues were $352.3 million compared to $238.1 million, a 48% increase

•	House revenues were $343.9 million* compared to $228.0 million*, a 51% increase

•	Homes closed were 762 compared to 545, a 40% increase

•	Average selling price of homes closed was $451,000 compared to $418,000, an 8% increase

•	Gross margin was 22.7% compared to 18.9%

•	House gross margin was 22.7%* compared to 20.1%*

•	SG&A expense was $49.0 million (13.9% of revenues) compared to $39.4 million (16.5% of revenues)

•	Adjusted EBITDA was $56.7 million* compared to $37.6 million*

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 9

“Our strong second quarter results reflect our well-positioned lot supply in some of the nation’s most vibrant housing markets,” said Bert Selva, President and CEO of Shea Homes. “Our closings, revenue, backlog and margins increased considerably from last year. Although new orders were down this quarter as a result of a lower community count, they outpaced our internal expectations and were consistent with our focus on maximizing profitability. We have favorable land positions in supply-constrained markets and we will continue to capitalize on our pricing power. Additionally, we expanded our geographic footprint to now include Houston, one of the largest and fastest-growing housing markets in the country.”

“We will continue our disciplined approach to managing our business, including land acquisitions, optimizing gross margins and controlling overhead costs. Our margins and SG&A expense rates have been among the best in the industry and we will continue to focus our efforts on improving these areas.”

New home sales orders decreased 12% year over year for the 2013 second quarter, the result of a 14% lower number of active selling communities. We had a lower community count year over year in all of our regions except the Mountain West segment. Despite lower sales orders, home sales per community for the 2013 second quarter were 3.2 per month compared to 3.1 per month for 2012 and units in backlog at the end of the June 2013 were 18% higher compared to June 2012.

For the 2013 second quarter, net income (loss) attributable to Shea Homes was $19.5 million compared to $(12.1) million in 2012, primarily due to a $23.9 million improvement in gross margin (from higher revenues and higher gross margin percentages), a $4.5 million decrease in interest expense and a $7.4 million reduction in the gain (loss) on our reinsurance transaction (actuarial adjustment decreased from $(8.2) million in 2012 to $(0.8) million in 2013). These improvements were partially offset by a $2.5 million increase in general and administrative expenses and a $2.6 million increase in selling expenses.

For the 2013 second quarter, total revenues were $217.3 million compared to $132.5 million in 2012, a 64% increase, and house revenues for the 2013 second quarter were $212.4 million* compared to $127.1 million* in 2012, a 67% increase. The increase in house revenues was primarily due to a 50% increase in home closings to 460 and a 12% increase in average selling price to $462,000. Home closings increased year over year in all segments and was driven primarily as a result of a 98% higher backlog at the beginning of 2013 versus the beginning of 2012. The increase in the average selling price of homes closed was primarily due to price increases in all of our segments, which was partially offset by a shift to lower-priced homes closed in our San Diego and Northern California segments.

Total gross margin for the 2013 second quarter was 22.3% compared to 18.5% in 2012, a 380 basis point (bp) increase, and house gross margin for the 2013 second quarter was 22.5%* compared to 19.5%* in 2012, a 300 bp increase. The increase in house gross margin percentage reflected the increase in home prices in each of our markets, partially offset by higher labor and material costs.

SG&A expense for the 2013 second quarter was $26.9 million (12.4% of revenues) compared to $21.8 million (16.4% of revenues) in 2012. As a percentage of revenue, the decrease was the result of leveraging our G&A expenses over a higher level of revenues. The nominal increase was primarily attributable to higher volume related costs and higher compensation expenses.

Interest incurred for the 2013 second quarter was $16.8 million compared to $16.7 million in 2012, while interest expense for the 2013 second quarter was $1.4 million versus $5.9 million in 2012. The 76% decrease in interest expense for the 2013 second quarter was due to a higher level of qualified inventory for interest capitalization.

Net operating cash flows for the 2013 second quarter were $(80.2) million compared to $(43.4) million in 2012. The decrease was primarily due to increased land acquisitions, land development and construction costs, partially offset by increased cash receipts from home closings. Land acquisitions and land development costs for the 2013 second quarter were $143.5 million compared to $37.1 million in 2012. House construction costs for the 2013 second quarter were $99.3 million compared to $65.2 million in 2012. Cash receipts from homes closed for the 2013 second quarter were $212.4 million compared to $127.1 million in 2012.

For the 2013 six months, net income (loss) attributable to Shea Homes was $26.4 million compared to $(12.5) million, primarily due to a 48% increase in revenues and a 380 bp higher gross margin percentage. In addition, interest expense decreased $7.4 million (due to a higher level of qualified inventory) and the gain (loss) on our reinsurance transaction decreased from $(7.3) million in 2012 to $(0.2) million in 2013 due to a 2012 actuarial adjustment to our loss reserves on completed operations policies that were reinsured in 2009. These improvements were partially offset by a $9.7 million increase in SG&A, primarily attributable to higher volume related costs and compensation expenses. As a percentage of revenue, SG&A for the 2013 six months was 13.9% compared to 16.5% for the 2012 six months. As a percentage of revenue, the decrease was the result of leveraging our G&A over higher revenues.

Net operating cash flows for the 2013 six months were $(108.2) million compared to $(33.7) million in 2012. The decrease was primarily due to increased land acquisitions, land development and construction costs, partially offset by increased cash receipts from home closings. Land acquisitions and land development costs for the 2013 six months were $188.3 million compared to $60.8 million in 2012. House construction costs for the 2013 six months were $176.0 million compared to $103.0 million in 2012. Cash receipts from homes closed for the 2013 second quarter were $343.9 million compared to $228.0 million in 2012.

About Shea Homes Limited Partnership

Shea Homes is one of the largest private homebuilders in the nation. Since its founding in 1968, Shea Homes has closed more than 90,000 homes. Shea Homes builds homes with quality craftsmanship and designs that fit varied lifestyles and budgets. Over the past several years, Shea Homes has been recognized as a leader in customer satisfaction with a reputation for design, quality and service. For more about Shea Homes and its communities, visit www.sheahomes.com.

The preceding summary of the financial results of Shea Homes Limited Partnership and its subsidiaries does not purport to be complete and is qualified in its entirety by reference to the consolidated financial statements of Shea Homes Limited Partnership and its subsidiaries, available on our website at: http://www.sheahomes.com/investor.

This news release contains forward-looking statements and information relating to Shea Homes Limited Partnership and its subsidiaries, such as improving housing market conditions, the strength of our housing markets, our well positioned lot supply, our future operating strategy, our ability to optimize house gross margins, and our ability to control overhead cost, which are based on the beliefs of, as well as assumptions made by, and information currently available to, our management. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “anticipate,” “appear” and “project” and similar expressions, as they relate to Shea Homes Limited Partnership and its subsidiaries are intended to identify forward-looking statements. These statements reflect our management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions of future events that may not prove to be accurate. Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of Shea Homes Limited Partnership’s and its subsidiaries’ control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: changes in employment levels; changes in the availability of financing for homebuyers; changes in interest rates; changes in consumer confidence; changes in levels of new and existing homes for sale; changes in demographic trends; changes in housing demands; changes in home prices; elimination or reduction of the tax benefits associated with owning a home; litigation risks associated with home warranty and construction defect and other claims; and various other factors, both referenced and not referenced above, and included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from those described as anticipated, believed, estimated, expected, intended, planned or projected. Except as required by law, Shea Homes Limited Partnership and its subsidiaries neither intend nor assume any obligation to revise or update these forward-looking statements, which speak only as of their dates. Shea Homes Limited Partnership and its subsidiaries nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact: Andrew Parnes, CFO @ 909-594-0954 or andy.parnes@sheahomes.com

KEY OPERATIONAL AND FINANCIAL DATA

(dollars in thousands)

	At or For the Three Months Ended June 30,				At or For the Six Months ended June 30,
	2013	2012	Change		2013	2012	Change
	(unaudited)	(unaudited)			(unaudited)	(unaudited)
Operating Data:
Revenues	$217,310	$132,468	64%		$352,270	$238,071	48%
Gross margin %	22.3%	18.5%	380	bp’s	22.7%	18.9%	380	bp’s
Homebuilding revenues (a) *	$216,974	$132,218	64%		$351,813	$237,578	48%
Homebuilding gross margin % (a) *	22.2%	18.3%	390	bp’s	22.6%	18.8%	380	bp’s
House revenues *	$212,392	$127,108	67%		$343,878	$228,016	51%
House gross margin	$47,818	$24,841	92%		$78,156	$45,774	71%
House gross margin % *	22.5%	19.5%	300	bp’s	22.7%	20.1%	260	bp’s
Adjusted house gross margin % excluding interest in cost of sales *	29.7%	26.6%	310	bp’s	29.9%	27.4%	250	bp’s
SG&A expense	$26,926	$21,772	24%		$49,037	$39,375	25%
SG&A % of total revenue	12.4%	16.4%	(400	) bp’s	13.9%	16.5%	(260	) bp’s
Net income (loss) attributable to Shea Homes	$19,534	$(12,101)	—		$26,372	$(12,512)	—
Adjusted EBITDA (b) *	$38,031	$23,340	63%		$56,709	$37,558	51%
Interest incurred	$16,774	$16,660	1%		$33,542	$33,320	1%
Interest capitalized to inventory	$14,871	$10,550	41%		$27,949	$20,745	35%
Interest capitalized to investments in joint ventures	$506	$201	152%		$763	$378	102%
Interest expense	$1,397	$5,909	(76)%		$4,830	$12,197	(60)%
Interest in cost of sales (c)	$15,393	$10,074	53%		$24,904	$17,858	39%

Other Data (d):
Home sales orders (units)	514	587	(12)%		1,033	1,086	(5)%
Homes closed (units)	460	307	50%		762	545	40%
Average selling price	$462	$414	12%		$451	$418	8%
Average active selling communities	54	63	(14)%		56	67	(16)%
Home sales orders per community	9.5	9.3	2%		18.4	16.2	14%
Cancellation rate	12%	14%			13%	14%
Backlog at end of period (units)	1,182	1,002	18%
Backlog at end of period (estimated sales value)	$564,252	$392,463	44%
Lots owned or controlled (units)	19,302	17,573	10%
Homes under construction (units) (e)	1,043	858	22%

(a)	Homebuilding revenue and gross margin include house, land and other homebuilding activities.
(b)	See page 10 for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss).
(c)	As previously capitalized to house and land.
(d)	Represents consolidated activity only; excludes unconsolidated joint ventures.
(e)	Homes under construction includes completed homes.
*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 9.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets
Cash and cash equivalents	$157,997	$279,756
Restricted cash	2,334	13,031
Accounts and other receivables, net	146,018	141,289
Receivables from related parties, net	34,484	34,028
Inventory	994,103	837,653
Investments in joint ventures	39,400	28,653
Other assets, net	37,221	39,127

Total assets	$1,411,557	$1,373,537

Liabilities and equity
Liabilities:
Notes payable	$759,740	$758,209
Other liabilities	305,964	296,081

Total liabilities	1,065,704	1,054,290
Total equity	345,853	319,247

Total liabilities and equity	$1,411,557	$1,373,537

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$217,310	$132,468	$352,270	$238,071
Cost of sales	(168,884)	(107,978)	(272,308)	(193,013)

Gross margin	48,426	24,490	79,962	45,058

Selling, general and administrative expenses	(26,926)	(21,772)	(49,037)	(39,375)
Interest expense	(1,397)	(5,909)	(4,830)	(12,197)
Other income (expense), net	(92)	(8,081)	694	(5,708)

Income (loss) before income taxes	20,011	(11,272)	26,789	(12,222)

Income tax expense	(479)	(848)	(420)	(96)

Net income (loss)	19,532	(12,120)	26,369	(12,318)
Less: Net loss (income) attributable to non-controlling interests	2	19	3	(194)

Net income (loss) attributable to Shea Homes	$19,534	$(12,101)	$26,372	$(12,512)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating activities
Net income (loss)	$19,532	$(12,120)	$26,369	$(12,318)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on reinsurance transaction	159	7,367	159	7,367
Depreciation and amortization expense	2,805	1,509	4,564	3,321
Distribution of earnings from joint venture	6,000	1,000	6,000	1,000
Gain on sale of available-for-sale investments	—	1	(10)	(22)
Other operating activities, net	(336)	(222)	(609)	(762)
Changes in operating assets and liabilities:
Inventory	(113,858)	(24,634)	(158,601)	(28,542)
Payables and other liabilities	6,910	(2,797)	9,789	1,239
Other operating assets	(1,415)	(13,499)	4,173	(4,987)

Net cash used in operating activities	(80,203)	(43,395)	(108,166)	(33,704)

Investing activities
Proceeds from sale of investments	9	5,009	3,078	5,212
Net proceeds from promissory notes from related parties	46	1,951	431	1,843
Other investing activities, net	(12,822)	(513)	(16,350)	(960)

Net cash provided by (used in) investing activities	(12,767)	6,447	(12,841)	6,095

Financing activities
Net decrease in notes payable	(511)	(452)	(752)	(1,053)
Contributions from owners	—	—	—	1,746
Other financing activities, net	—	(1)	—	(513)

Net cash provided by (used in) financing activities	(511)	(453)	(752)	180

Net increase (decrease) in cash and cash equivalents	(93,481)	(37,401)	(121,759)	(27,429)
Cash and cash equivalents at beginning of period	251,478	278,338	279,756	268,366

Cash and cash equivalents at end of period	$157,997	$240,937	$157,997	$240,937

SEGMENT OPERATING DATA

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price
Homes closed:
Southern California	80	$702	64	$470	131	$718	111	$481
San Diego	68	461	19	533	91	450	46	527
Northern California	116	459	58	521	177	456	115	488
Mountain West	78	457	64	444	131	435	102	451
South West	109	312	95	280	217	311	160	287
Other	9	218	7	226	15	235	11	217

Total consolidated	460	$462	307	$414	762	$451	545	$418
Unconsolidated joint ventures	51	317	37	298	78	325	57	302

Total	511	$447	344	$402	840	$440	602	$407

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities
Home sales orders:
Southern California	50	5	88	7	104	5	158	8
San Diego	74	6	57	9	165	7	110	10
Northern California	101	13	115	15	221	13	236	16
Mountain West	122	15	121	13	234	15	210	13
South West	163	14	194	16	303	15	348	17
Other	4	1	12	3	6	1	24	3

Total consolidated	514	54	587	63	1,033	56	1,086	67
Unconsolidated joint ventures	65	13	63	10	111	12	106	11

Total	579	67	650	73	1,144	68	1,192	78

	At June 30,
	2013		2012
	Backlog Units	Backlog Sales Value	Backlog Units	Backlog Sales Value
Backlog:
Southern California	96	$84,130	106	$58,862
San Diego	181	87,566	103	41,266
Northern California	285	152,498	226	104,810
Mountain West	315	144,441	203	89,167
South West	298	93,290	340	92,717
Other	7	2,327	24	5,641

Total consolidated	1,182	$564,252	1,002	$392,463
Unconsolidated joint ventures	117	37,958	83	26,947

Total	1,299	$602,210	1,085	$419,410

SEGMENT OPERATING DATA (continued)

(unaudited)

	At June 30,
	2013	2012
Lots owned or controlled:
Southern California	2,030	1,133
San Diego	699	713
Northern California	3,099	3,963
Mountain West	10,180	9,900
South West	3,284	1,819
Other	10	45

Total consolidated	19,302	17,573
Unconsolidated joint ventures	3,745	1,919

Total	23,047	19,492

Lots by ownership type:
Owned for homebuilding	6,413	6,247
Owned and held for sale	3,269	3,506
Optioned or subject to contract for homebuilding	6,586	4,786
Optioned or subject to contract held for sale	3,034	3,034
Joint venture	3,745	1,919

Total	23,047	19,492

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

In this earnings release, we utilize certain financial measures that, in each case, are not recognized under GAAP. We present these measures because we believe they and similar measures are useful to investors in evaluating a company’s operating performance and financing structure and, in certain cases, because they could be used to determine compliance with contractual covenants or as one measure of the Company’s ability to service debt and obtain financing. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with GAAP, they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles revenues, cost of sales and gross margins, as reported and prepared in accordance with GAAP, to the non-GAAP measures house revenues, house cost of sales, house gross margin and house gross margin percentage, which exclude land sales, impairment charges and other transactions, and to adjusted house revenues, adjusted house cost of sales, adjusted house gross margin and adjusted house gross margin percentage, which add back interest in cost of sales.

	Three Months Ended June 30, 2013				Three Months Ended June 30, 2012
	Revenue	Cost of Sales	Gross Margin $	Gross Margin %	Revenue	Cost of Sales	Gross Margin $	Gross Margin %
Total	$217,310	$(168,884)	$48,426	22.3%	$132,468	$(107,978)	$24,490	18.5%
Less: Other	(336)		(336)		(250)		(250)

Homebuilding	216,974	(168,884)	48,090	22.2%	132,218	(107,978)	24,240	18.3%
Less: Land	(4,213)	2,743	(1,470)	34.9%	(4,738)	4,757	19	(0.4)%
Less: Impairment	—	—	—		—	—	—
Less: Other homebuilding	(369)	1,567	1,198		(372)	954	582

House	$212,392	$(164,574)	$47,818	22.5%	$127,108	$(102,267)	$24,841	19.5%

Add: Interest in house cost of sales (a)		15,249	15,249			9,007	9,007

Adjusted house excluding interest in cost of sales	$212,392	$(149,325)	$63,067	29.7%	$127,108	$(93,260)	$33,848	26.6%

	Six Months Ended June 30, 2013				Six Months Ended June 30, 2012
	Revenue	Cost of Sales	Gross Margin $	Gross Margin %	Revenue	Cost of Sales	Gross Margin $	Gross Margin %
Total	$352,270	$(272,308)	$79,962	22.7%	$238,071	$(193,013)	$45,058	18.9%
Less: Other	(457)		(457)		(493)		(493)

Homebuilding	351,813	(272,308)	79,505	22.6%	237,578	(193,013)	44,565	18.8%
Less: Land	(7,141)	3,254	(3,887)	54.4%	(8,701)	6,506	(2,195)	25.2%
Less: Impairment	—	—	—		—	—	—
Less: Other homebuilding	(794)	3,332	2,538		(861)	4,265	3,404

House	$343,878	$(265,722)	$78,156	22.7%	$228,016	$(182,242)	$45,774	20.1%

Add: Interest in house cost of sales (a)		24,714	24,714			16,661	16,661

Adjusted house excluding interest in cost of sales	$343,878	$(241,008)	$102,870	29.9%	$228,016	$(165,581)	$62,435	27.4%

(a)	Interest incurred is generally capitalized to inventory, then expensed in cost of sales as related units close.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(in thousands)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income as reported and prepared in accordance with GAAP. Adjusted EBITDA means net income (loss) (plus cash distributions of income from consolidated and unconsolidated joint ventures and non-guarantor subsidiaries) before (a) income taxes, (b) interest expense, (c) expensing of previously capitalized interest included in costs of sales and in equity in income (loss) from joint ventures, (d) impairment charges and project write-offs and abandonments, (e) loss on debt extinguishment, (f) depreciation and amortization, (g) realized gain on sale of investments, (h) income (loss) from joint ventures and non-guarantor subsidiaries, (i) deferred (gain) loss recognition from the amortization of deferred gain resulting from a series of novation and reinsurance transactions entered into by Partners Insurance Company, a wholly-owned subsidiary (“PIC Transaction”), and (j) gain on sale of investment in joint ventures. Other companies may calculate Adjusted EBITDA (or similarly titled measures) differently.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income (loss)	$19,532	$(12,120)	$26,369	$(12,318)
Adjustments:
Income tax expense (benefit)	479	848	420	96
Depreciation and amortization expense	2,805	1,509	4,564	3,321
Interest in cost of sales	15,393	10,074	24,904	17,858
Interest in equity in income (loss) from joint ventures	328	201	585	378
Interest expense	1,397	5,909	4,830	12,197

EBITDA	39,934	6,421	61,672	21,532

Adjustments:
Project write-offs and abandonments	81	179	193	431
Realized gain on sale of investments	—	—	(10)	(22)
Deferred loss (gain) recognition from PIC Transaction	807	8,163	159	7,367
Loss (income) from joint ventures and non-guarantor subsidiaries	(3,158)	8,399	(5,673)	7,595
Distributions of earnings from joint ventures and non-guarantor subsidiaries	367	175	367	638
Other	—	3	1	17

Adjusted EBITDA	$38,031	$23,340	$56,709	$37,558